Exhibit 10.32

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 and 2016

CONSTELLIUM-UACJ ABS LLC

CONSTELLIUM-UACJ ABS LLC

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

i

Report of Independent Auditors

To the Management of Constellium Bowling Green LLC

We have audited the accompanying 2017 financial statements of Constellium-UACJ ABS LLC, which comprise the balance sheet as of December 31, 2017 and the related statements of comprehensive loss, members’ equity (deficit) and cash flows for the year then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Constellium-UACJ ABS LLC as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying balance sheet of Constellium-UACJ ABS LLC as of December 31, 2018, and the related statements of comprehensive loss, members’ equity (deficit) and cash flows for the years ended December 31, 2018 and 2016 are presented for purposes of complying with Rule 3-09 of SEC Regulation S-X; however, Rule 3-09 does not require the 2018 and 2016 financial statements to be audited and they are therefore not covered by this report.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

February 15, 2018

1

CONSTELLIUM-UACJ ABS LLC

BALANCE SHEETS

(In thousands)

	December 31, 2018*	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$8,964	$5,772
Accounts receivable, less allowance for doubtful accounts of $0 in 2018 and 2017	55,677	41,815
Inventories	78,152	68,225
Prepaid and other current assets	484	265

Total current assets	143,277	116,077
Property and equipment, net	190,140	194,261

Total assets	$333,417	$310,338

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$88,716	$27,302
Accrued expenses and other current liabilities	6,417	16,663
Current maturities of capital lease obligations and other long-term debt	11,900	6,903
Borrowings under asset-backed loans	24,718	12,743

Total current liabilities	131,751	63,611
Loans from members	279,000	224,000
Capital lease obligations and other long-term debt, less current maturities	44,369	56,268

Total liabilities	455,120	343,879
Commitments and contingencies (Note 11)
Members’ equity (deficit):
Contributed capital	70,000	70,000
Accumulated other comprehensive loss	(210)	(30)
Retained deficit	(191,493)	(103,511)

Total members’ deficit	(121,703)	(33,541)

Total liabilities and members’ deficit	$333,417	$310,338

*	Not covered by the auditor’s report

The accompanying notes are an integral part of these financial statements.

1

CONSTELLIUM-UACJ ABS LLC

STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended December 31,
	2018*	2017	2016*
Net sales	$308,540	$138,997	$11,833
Cost of sales	354,728	171,667	25,846

Gross loss	(46,188)	(32,670)	(14,013)
Operating expenses
Selling, general, and administrative expenses	18,844	16,318	8,662

Operating loss	(65,032)	(48,988)	(22,675)
Other expense (income)
Interest expense	20,504	17,338	6,937
Loss on derivative instruments, net	2,357	—	—
Other (income) expense, net	89	(743)	(38)

Total other expense (income)	22,950	16,595	6,899

Net loss	$(87,982)	$(65,583)	$(29,574)

Other comprehensive loss
Foreign currency translation adjustments	(180)	(30)	—

Total other comprehensive loss	(180)	(30)	—

Comprehensive loss	$(88,162)	$(65,613)	$(29,574)

*	Not covered by the auditor’s report

The accompanying notes are an integral part of these financial statements.

2

CONSTELLIUM-UACJ ABS LLC

STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)

(In thousands)

	Retained Deficit	Accumulated Other Comprehensive Loss	Contributed Capital	Total Members’ Equity (Deficit)
Balance at December 31, 2015 *	$(8,354)	$—	$70,000	$61,646
Net loss	(29,574)	—	—	(29,574)

Balance at December 31, 2016*	$(37,928)	$—	$70,000	$32,072
Net loss	(65,583)	—	—	(65,583)
Foreign currency translation adjustments	—	(30)	—	(30)

Balance at December 31, 2017	$(103,511)	$(30)	$70,000	$(33,541)
Net loss	(87,982)	—	—	(87,982)
Foreign currency translation adjustments	—	(180)	—	(180)

Balance at December 31, 2018 *	$(191,493)	$(210)	$70,000	$(121,703)

*

The statement of members’ equity (deficit) for the year ended December 31, 2017 is audited. The statements of members’ equity (deficit) for the years ended December 31, 2018, 2016 and 2015 are unaudited.

The accompanying notes are an integral part of these financial statements.

3

CONSTELLIUM-UACJ ABS LLC

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2018*	2017	2016*
Operating activities:
Net loss	$(87,982)	$(65,583)	$(29,574)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, and amortization	10,167	9,647	4,618
Loss on disposal of assets	89	—	—
Changes in cash from operating assets and liabilities:
Accounts receivable	(13,862)	(34,426)	(7,039)
Inventories	(9,927)	(38,222)	(28,192)
Prepaid and other current assets	(219)	136	(181)
Accounts payable	60,798	3,671	4,664
Accrued expenses and other current liabilities	(11,270)	10,646	4,771

Net cash used in operating activities	(52,206)	(114,131)	(50,933)

Investing activities:
Purchases of property and equipment	(4,720)	(3,199)	(59,107)
Proceeds from disposals of property and equipment	45	—	—

Net cash used in investing activities	(4,675)	(3,199)	(59,107)

Financing activities:
Short-term borrowings under asset-backed loans	11,975	12,743	—
Proceeds from loans from members	55,000	90,000	80,500
Capital leases and other long-term debt borrowings	—	20,965	35,804
Payments on capital leases and other long-term debt	(6,902)	(6,395)	(2,499)

Net cash provided by financing activities	60,073	117,313	113,805
Net (decrease) increase in cash and cash equivalents	3,192	(17)	3,765
Cash and cash equivalents at beginning of period	5,772	5,789	2,024

Cash and cash equivalents at end of period	$8,964	$5,772	$5,789

Supplemental disclosures of cash flow information:
Interest payments	$19,891	$15,182	$10,266

Capitalized interest	$—	$—	$3,666

*	Not covered by the auditor’s report

The accompanying notes are an integral part of these financial statements.

4

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

1.	Description of Business and Basis of Presentation

As of December 31, 2018, Constellium-UACJ ABS LLC was a joint venture between Constellium U.S. Holdings I LLC (“Constellium U.S.”), an indirect wholly-owned U.S.-based subsidiary of Constellium N.V. (collectively, with its subsidiaries, “Constellium”) and Tri-Arrows Aluminum Holding Inc. (“Tri-Arrows”), a U.S.-based subsidiary of UACJ Corporation (collectively, with its subsidiaries, “UACJ”), Sumitomo Corporation, Itochu Corporation, and Itochu Metals Corporation, to produce automotive body-in-white/aluminum flat-rolled sheet (“BiW”) in the United States and serve the growing North American automotive body sheet market. As of December 31, 2018, Constellium U.S. owned 51% of the joint venture, and Tri-Arrows owned the remaining 49%. Certain key decisions required joint approval by the Company’s Board of Managers, which is organized by designees of Constellium U.S. and Tri-Arrows. The Company is operated from one combined manufacturing and administrative facility in Bowling Green, Kentucky, USA.

On December 11, 2018, Constellium, Constellium U.S., UACJ, and Tri-Arrows entered into an agreement for the purchase and transference of all interests held by Tri-Arrows to Constellium U.S. (the “Member Interest Purchase Agreement” or “MIPA”). On January 10, 2019, Constellium completed the acquisition of Tri-Arrows’ 49% ownership interest in the Company, pursuant to which the Company became a wholly-owned subsidiary of Constellium (the “CUA Acquisition”). See Footnote 14 – Subsequent Events.

The parties to the joint venture executed the agreement to incorporate the Company in May 2014 (the “JV Agreement”). Construction of the manufacturing facility with a continuous annealing line with pre-treatment (“CALP line”) was completed in 2016, and operations commenced in June 2016.

Unless otherwise noted, references to the “Company,” “Joint Venture” and “CUA” relate to Constellium-UACJ ABS LLC.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Amounts reported as of and for the year ended December 31, 2017 were audited by the Company’s independent auditor. All other years within these financial statements and notes are unaudited and not covered by the auditor’s report.

At December 31, 2018, the Company had a net asset deficiency of $121.7 million, which included related party loans of $279.0 million. However, Constellium has pledged its ability and intent to financially support the Company unconditionally, and, as a result, the Company is expected to be in a position to meet its financial obligations for the foreseeable future. With the purchase of UACJ’s interest by Constellium in January 2019, the Company became a wholly-owned indirect subsidiary of Constellium with the operational and financial support of the parent company. See Note 14 – Subsequent Events for more information on this transaction.

Significant Accounting Policies

Use of Estimates

The preparation of these financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ materially from these estimates.

Concentrations of Risk

Purchases and Sales

The Company purchases flat-rolled aluminum from the joint venture partners and certain of their affiliates in the United States, Europe, and Japan and sells auto body sheet to U.S. based customers in the automotive industry. The loss of any of these large aluminum producers or automotive customers could have a significant impact on the Company’s operations and cash flows.

For the years ended December 31, 2018, 2017 and 2016, the Company purchased approximately 98%, 97% and 96%, respectively, of its raw materials from its five largest suppliers.

* Not covered by the auditor’s report	5

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

During the years ended December 31, 2018, 2017 and 2016, the Company earned approximately 86%, 82% and 77%, respectively, of its revenue from its four largest customers. In 2018, two of the Company’s customers represented approximately 44% and 26%, respectively, of its revenue. In 2017, two of the Company’s customers represented approximately 59% and 17%, respectively, of its revenue. Three customers accounted for 10% or more of the Company’s revenue in 2016, comprising approximately 39%, 17%, and 14%, respectively, of its revenue. The Company’s four largest customers accounted for approximately 78% and 83% of the trade receivable balances as of December 31, 2018 and 2017, respectively.

Credit Risk

The Company currently does not require collateral from its customers. For certain of its larger customers, the Company mitigates the risk of payment default through financial instruments designed to reduce risks, including but not limited to credit insurance. At December 31, 2018, accounts receivables of up to $26.0 million were covered by these contractual arrangements. In the event of a credit default, depending on the customer, the Company’s maximum out of pocket costs are limited to $1.6 million annually. Based on the Company’s historical experience with customers covered by these contractual arrangements, the Company does not anticipate a payment default at this time. The Company expects these or similar arrangements to remain in effect for 2019.

Employment Related

As of December 31, 2018, the Company employed 175 full-time and part-time employees and utilized the services of an additional nine contractors at its Bowling Green facility. None of the Company’s employees are covered under collective bargaining agreements.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid instruments with a maturity date of three months or less when purchased. Cash and cash equivalents are maintained at financial institutions and balances may exceed federally insured limits at times.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists of amounts due from customers located throughout the United States. Collateral is generally not required to be posted by the Company’s customers.

The Company provides an allowance for doubtful accounts by a charge to the statements of comprehensive loss in amounts equal to the estimated losses expected to be incurred. The estimated losses are based on the contractual terms of the receivables, historical collection experience, and a review of the current status of the existing receivables and customer creditworthiness. Customer accounts are written off against the allowance for doubtful accounts when an account is determined to be uncollectible. Management determined that no allowance for doubtful accounts was necessary as of December 31, 2018 and 2017; however, there can be no assurance that unanticipated future business conditions of customers will not have a negative impact in excess of amounts reserved on the Company’s results of operations.

The Company sells certain of its accounts receivable to a third party financial institution under the terms of a factoring arrangement with recourse. Under the recourse terms of the factoring arrangement, the Company is obligated to repurchase any accounts receivable that the third party financial institution is unable to collect or becomes past due. At the time of the transfer, the Company does not derecognize the accounts receivable from its balance sheet due to the lack of transfer of effective control of the accounts receivable. Therefore, the Company reports its accounts receivable, including accounts transferred to the third party financial institution, and corresponding secured debt on a gross basis in the balance sheets.

Derivatives and Hedging Activity

The Company has entered into long-term agreements to supply auto body sheet to its largest customers. To reduce the risk of changing prices for purchases and sales of aluminum, including firm commitments under these supply agreements, the Company uses commodity futures and option contracts.

The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at fair value. The Company’s derivatives do not qualify for hedge accounting treatment and are not designated as cash flow hedges. Accordingly, these instruments are adjusted to fair value each reporting period with corresponding gains and losses recognized in the statements of comprehensive loss.

* Not covered by the auditor’s report	6

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

The Company from time to time enters into natural gas forward price lock contracts to reduce the risks associated with utility cost volatility. Natural gas acquired under these types of contracts is accounted for as a normal purchase with expenses recognized in the period incurred.

Inventory Valuation

Manufacturing inventories are valued at the lower of cost or net realizable value using the weighted average method of accounting. Supplies inventory is valued on an average cost basis, with periodic evaluation of diminished utility through a depletion and obsolescence reserve. Certain items in inventory may be considered impaired, obsolete, or in excess quantities, and, as such, the Company may reduce the carrying value of these items to their net realizable value. Based on certain assumptions and judgments made from the information available, the Company recognizes the amounts of these inventory adjustments as charges to Cost of sales in the statements of comprehensive loss. If these estimates and related assumptions or the market changes, the Company may be required to record additional write-downs.

Property and Equipment, Net

Property and equipment are stated at cost. Major additions are capitalized as assets, while maintenance and repairs, which do not improve or extend the lives of assets, are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Interest costs incurred to bring an intended capital project to its intended use are capitalized as a component of the asset under construction. Upon retirement or disposition of property and equipment, the cost and accumulated depreciation are removed from the asset accounts, and any resulting gain or loss is included in the statements of comprehensive loss.

Impairments

The Company evaluates long-lived assets subject to amortization for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Triggering events include a significant change in the extent or manner in which long-lived assets are being used, in the physical condition of the assets, in legal factors, or in the business and regulatory climate that could affect the value of the long-lived assets. The interpretation of such events requires judgment from management as to whether such an event has occurred. When factors indicate that an asset should be evaluated for possible impairment, the Company reviews long-lived assets to assess recoverability from future operations using undiscounted cash flows. If undiscounted cash flows are greater than carrying value, no impairments are recognized. Impairments are recognized in the statements of comprehensive loss to the extent that the carrying value exceeds fair value. Fair value is based on discounted estimated cash flows from the future use of the assets.

Revenue Recognition

The Company records revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the Company’s price to the customer is fixed or determinable, and collectability is reasonably assured. Delivery is not considered to have occurred until the customer assumes the risks and rewards of ownership. Customers take delivery at the time of shipment for sales designated free on board shipping point. For sales designated free on board destination, customers take delivery when the product is received at the customer’s designated site. Sales are recorded net of provisions for returns, discounts, and allowances, including customer specific discounts based on contractual obligations.

The Company’s standard sales terms and conditions allow for the return of certain products within a specified period from the date of shipment. At the time revenue is recognized, the Company considers the recognition of a provision for the estimated amount of future returns, primarily based on historical experience, specific notification of pending returns, or contractual terms with the respective customers.

Aluminum Scrap Sales

Aluminum scrap is produced during the normal manufacturing process or determined as unusable product at later points in the supply chain. Scrap on-hand is sold at contractual or prevailing market prices to market participants, including subsidiaries and affiliates of the parent companies. Sales of scrap and scrap products are recognized at the agreed upon selling price with the buyer and recorded as a reduction to Cost of sales in the statements of comprehensive loss.

* Not covered by the auditor’s report	7

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

Shipping and Handling Costs

Shipping and handling costs incurred by the Company totaled $21.7 million, $11.2 million and $1.7 million for the years ended December 31, 2018, 2017 and 2016, respectively, and are included as a component of Cost of sales in the statements of comprehensive loss. Amounts billed to customers related to shipping and handling are included in Net sales in the statements of comprehensive loss.

Grants and Incentives

The Company is provided certain government grants and other incentives through programs offered by the Commonwealth of Kentucky, local agencies, and regulated service providers. The programs vary by requirements and conditions – including capital investments, minimum headcount and average employee wage and benefit levels, training programs for state residents, location and capacity of the manufacturing facility, and energy usage, among other criteria – and incentives provided, such as cash refunds, tax abatements, and energy credits. Depending on the nature of the programs and the form of consideration given, the Company recognizes the benefits upon compliance with the relevant program requirements and assurance of receipt. Most consideration received is netted against the applicable expense (e.g., utilities, property taxes, employee costs, etc.) in the statements of comprehensive loss, except for cash grants received during 2016 attributable to the development of the property and equipment, which were deducted from the carrying value of the related assets within Property and equipment, net.

Interest Expense

Interest expense includes interest associated with interest bearing debt from owners and capital leases, factoring discount fees, bank fees, and other interest charges. Interest expense excludes the amount of interest costs incurred to finance the long-term construction projects, which costs are capitalized as a component of property and equipment.

Foreign Currency Translation

Certain supplier and customer transactions are denominated in Euros based on the terms of the respective contracts. The translation of these Euro-denominated transactions into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at each balance sheet date and for revenue and expense accounts using an average exchange rate each month during the year. The gains or losses resulting from the balance sheet translation are included in Foreign currency translation adjustments in the statements of comprehensive loss and are excluded from net income.

Income Taxes

The Company is taxed as a partnership under Subchapter K of the Internal Revenue Code. Therefore, the results of the Company’s operations are included in the taxable income of the individual members. As a result, no provisions for federal or state income taxes are included in the Company’s financial statements.

2.	Recent Accounting Pronouncements

In September 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments (SEC Update): (“ASU 2017-13”), which allows entities that otherwise would not meet the definition of a public business entity except for a requirement to include its financial statements or financial information in another entity’s filing with the Securities and Exchange Commission (“SEC”) to adopt the new guidance on revenue recognition and leases at the later effective dates specified for all other entities. As of December 31, 2018, the Company is considered a public business entity based solely on the requirement that these financial statements be included in Constellium’s 2018 Annual Report on Form 20-F. Accordingly, the effective dates discussed below are those specified for non-public entities.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses – Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), as subsequently amended by ASU 2018-19, “Codification Improvements to Topic 26, Financial Instruments-Credit Losses,” issued in November 2018. This standard, as amended, changes the methodology used to estimate losses on financial instruments (e.g., trade receivables, loans, debt securities, off-balance sheet credit exposures, etc.) from an incurred loss impairment model to an expected credit loss model. Therefore, ASU 2016-13 replaces the current approach that delays recognition until a probable loss has been incurred with a new approach that estimates an allowance for anticipated credit losses on the basis of an entity’s own expectations. The objective of the new approach for estimating

* Not covered by the auditor’s report	8

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

credit losses is to require consideration of a broader range of forward-looking information, which is expected to result in earlier recognition of credit losses on financial instruments. ASU 2016-13 will be effective for the Company for fiscal year 2021 and interim periods within fiscal year 2022. Early adoption is permitted for fiscal years and interim periods beginning after December 15, 2018. The Company is currently in the process of evaluating the impact adoption of this standard will have on its financial statements.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases”, as codified in Accounting Standards Codification (“ASC”) Topic 842 – Leases (“ASC 842”). This standard, as amended, requires lessees to recognize right-of-use assets, representing their right to use the underlying asset for the lease term, and lease liabilities on the balance sheet for all leases with terms greater than 12 months. The guidance also modifies the classification criteria and the accounting for sales-type and direct financing leases by lessors. Additionally, the guidance requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases. This standard will be effective for the Company for the annual reporting period beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is in the process of determining the adoption method for ASU 2016-02, and is still evaluating the effects the adoption will have on its financial statements. However, the Company expects the updated standard will result initially in relatively small increases to reported non-current assets and liabilities. Management will monitor any new operating leases as it prepares to implement ASU 2016-02, as these could have a more pronounced impact on long-term assets and liabilities than currently anticipated.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. The new standard requires a company to recognize revenue upon transfer of goods or services to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. ASU 2014-09 defines a five-step approach for recognizing revenue, which may require a company to use more judgment and make more estimates than under the current guidance. With the issuance of ASU No. 2015-14, “Revenue from Contracts with Customers – Deferral of the Effective Date” and ASU 2017-13, the Company expects to adopt the standard and all related updates for the annual reporting period beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The new standard and related updates allow for two methods of adoption: (a) full retrospective adoption, meaning the standard is applied to all periods presented; or (b) modified retrospective adoption, meaning the cumulative effect of applying the new standard is recognized as an adjustment to the opening retained earnings balance in the year of adoption. The Company is in the process of determining the adoption method to be applied; however, the Company does not expect the adoption of this standard to have a material impact on its financial statements.

In addition, the FASB-IASB Joint Transition Resource Group for Revenue Recognition (“TRG”) continues to inform the FASB of potential implementation issues related to ASU 2014-09. The FASB has issued a number of technical improvements, practical expedients, and clarifications since 2014. None of the additional ASUs related to contracts with customers are expected to have a material impact on the Company’s adoption of ASU 2014-09.

In August 2018, the FASB issued ASU No. 2018-13, “Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). The standard update removes, modifies, and adds certain disclosure requirements in ASC 820 – Fair Value Measurements (“ASC 820”) on the basis of the concepts in the FASB Concepts Statement Conceptual Framework for Financial Reporting – Chapter 8: Notes to Financial Statements, which explains the information to be considered for inclusion in the notes to the financial statements by describing the purpose of the notes, the nature of appropriate content, and general limitations, as well as consideration specific to interim reporting disclosure requirements. In addition to the changes prescribed by the guidance, ASU 2018-13 eliminates the concept of minimum disclosures under the fair value measurements guidance in order to promote discretion and proper use of materiality by entities in determining appropriate disclosures.

ASU 2018-13 is effective for all organizations for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years with some amendments applicable prospectively and others retrospectively for all periods presented. Early adoption is permitted. The Company is currently assessing the impact of adoption of ASU 2018-13 and expects any effect(s) to be limited to disclosures only.

* Not covered by the auditor’s report	9

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

3.	Inventories

Inventories consisted of the following (in thousands):

	December 31, 2018	December 31, 2017
Manufacturing inventories:
Raw materials	$29,789	$36,176
Work in progress	20,397	19,018
Finished goods	24,179	12,000

Total manufacturing inventories	74,365	67,194
Supplies inventory	3,787	1,031

Total inventories	$78,152	$68,225

Manufacturing inventories are stated at the lower of cost or net realizable value based on the weighted average cost method. Adjustments for obsolete inventory on-hand were recorded for inventory designated or expected to be sold as scrap. At December 31, 2018 and 2017, the Company recorded obsolete and scrap inventory write-downs totalling $0.6 million and $1.7 million, respectively.

Supplies inventory includes spare parts and consumable products required to support the manufacturing operations, and is valued on an average cost basis, with the effects of periodic evaluations of diminished utility recorded through a depletion writedown or adjustment. Increases to the depletion reserve balance have a corresponding increase on Cost of sales in the statements of comprehensive loss. Based on the utilization of supplies inventory and current stocks, no write-downs were recorded during the years ended December 31, 2018 and 2017.

4.	Property and Equipment, Net

Property and equipment, net consisted of the following as of December 31, 2018 and 2017 (in thousands):

	Estimated Useful Lives in Years (a)	December 31, 2018	December 31, 2017
Land, buildings and improvements	20 to 40	$53,936	$53,305
Machinery and equipment	3 to 20	152,930	149,932
Furniture, fixtures and other	3 to 10	3,313	2,857
Construction in progress		4,411	2,450

Total cost		214,590	208,544
Less: Accumulated depreciation		(24,450)	(14,283)

Property and equipment, net		$190,140	$194,261

(a)	reflects range of majority of assets per category

Depreciation expense was $10.2 million for the year ended December 31, 2018, $9.3 million of which is included in Cost of sales and $0.9 million of which is included in Selling, general and administrative expenses in the statements of comprehensive loss. Depreciation expense was $9.6 million and $4.6 million for the years ended December 31, 2017 and 2016, respectively, and is included in Cost of sales in the statements of comprehensive loss.

Equipment capitalized under capital leases was $74.2 million at cost as of December 31, 2018 and 2017, respectively. The associated accumulated depreciation was $9.3 million and $5.6 million as of December 31, 2018 and 2017, respectively.

Accounts payable and Accrued expenses and other current liabilities included $0.7 million and $0.8 million, respectively, for amounts due for capital expenditures for the year ended December 31, 2018. No amounts were accrued or payable for capital expenditures at December 31, 2017 and 2016.

* Not covered by the auditor’s report	10

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

Capitalized interest was not material for the years ended December 31, 2018 and 2017.

5.	Derivatives and Hedging Activity

The Company has entered into long-term contracts to supply auto body sheet to its largest customers. To reduce the risk of changing prices for purchases and sales of metal, the Company uses commodity futures contracts and options to manage its price exposure with respect to firm commitments to purchase or sell aluminum. In 2018, the Company entered into derivative contracts administered through Constellium N.V.’s global hedging program.

The Company recognizes all derivative instruments as either current assets or current liabilities in the balance sheets at fair value. Derivatives that do not qualify or are not designated as cash flow hedges pursuant to the applicable accounting guidance are adjusted to fair value through the statements of comprehensive loss. The Company has elected not to designate any of its derivative instruments as cash flow hedges.

Changes in the fair value of derivative instruments are recorded as gains and losses in earnings. For the year ended December 31, 2018, net realized and unrealized losses on aluminum futures and options were $2.4 million, which are included in Loss on derivative instruments, net in the statements of comprehensive loss.

As of December 31, 2018, the Company had futures contracts for 15.1 million pounds of aluminum. At December 31, 2018, all of the Company’s derivative instruments totaled a $0.7 million net liability position.

The Company from time to time enters into natural gas forward purchases to reduce the risks associated with utility cost volatility. As of December 31, 2018, the Company had forward price lock contracts to purchase 0.2 million MMBtu of natural gas. Natural gas purchases under these forward price lock contracts are accounted for as normal purchases, and expenses are recognized as incurred.

6.	Fair Value of Financial Instruments

Current accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It requires all assets and liabilities that are measured and carried on a fair value basis to be classified and disclosed in one of the following three categories based upon the inputs used to determine fair value measurements (hierarchy based on quality and reliability of inputs):

Level 1 – Quoted prices in active markets for identical assets or liabilities;

Level 2 – Observable market based inputs or unobservable inputs that are corroborated by market data; or

Level 3 – Unobservable inputs that are not corroborated by market data.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, derivative instruments (metal and natural gas forward contracts), short-term borrowings, fixed rate long-term debt, and capital lease obligations. The Company endeavors to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company utilizes valuation methodologies to determine the fair values of its financial assets and liabilities in conformity with the concepts of “exit price” and the fair value hierarchy. All valuation methods and assumptions are validated at least quarterly to ensure the accuracy and relevance of the fair values. There were no material changes to the valuation methods or assumptions used to determine fair values during 2018.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and short-term borrowings approximate their fair value because of the short-term maturity and highly liquid nature of these instruments and are considered Level 1. The Company values its aluminum futures contracts using market prices as published by the LME, which is an active market. As such, these derivative instruments are included in Level 1.

* Not covered by the auditor’s report	11

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

The following table summarizes the valuation of the Company’s financial instruments, that are required to be measured at fair value on a recurring basis, based on the appropriate level of the fair value hierarchy as of December 31, 2018 (in thousands):

	Fair Value Measurements at December 31, 2018
Description	Level 1	Level 2	Level 3	Total
Derivative liability
Aluminum option contracts	$663	$—	$—	$663

There were no Level 3 financial assets or liabilities or transfers into or out of Level 1, Level 2, and Level 3 during the years ended December 31, 2018 and 2017.

7.	Employee Benefit Plans

Defined Contribution Plans – 401K

The Company maintains defined contribution plans for all of its employees. The Company matches 50% of the employee’s elected deferral up to the first 6% of the employee’s pay. Additionally, the Company makes an annual contribution to the plan based on a defined formula. The Company’s contributions to the plans amounted to $0.5 million, $0.3 million and $0.2 million for the years ended December 31, 2018, 2017 and 2016, respectively. These contributions were recorded in Cost of Sales and Selling, general, and administrative expenses in the statements of comprehensive loss.

8.	Short-Term Borrowings

Factoring Arrangement

On September 6, 2017, the Company (the “Seller”) entered into a receivables purchase agreement (the “Recourse Factoring Agreement”) with Wells Fargo Bank, NA (the “Purchaser” or “Factor”) providing for the recourse sale of certain customer accounts receivable owed to the Seller. The terms of the Recourse Factoring Agreement extend through September 6, 2019, with annual renewals based on certain criteria. The Seller may terminate the agreement by means of written notice of termination 60 days prior to any annual renewal date. Any uncollected receivables are repurchased from the Factor by the Company at the gross amount of the outstanding receivable. Substantially all of the risks and rewards related to these outstanding receivables are not transferred at the time of each transaction. Hence, the transfer of accounts receivable to the Purchaser does not meet the requirements of a sale, and the cash consideration received is considered borrowings secured by collateral assets (i.e., accounts receivable).

The Company pays the Purchaser an annual facility fee of $62,500 payable on the effective date of the agreement and on each anniversary date.

The Recourse Factoring Agreement provides for a number of termination events, the occurrence of which permits the Purchaser to terminate its obligation to purchase receivables under the Recourse Factoring Agreement. As of December 31, 2018, no termination events had occurred. In January 2019, the Company determined that it was not in technical compliance with one of the covenants related to Net Cash Flow at December 31, 2018, as defined under the terms of the Recourse Factoring Agreement. The Purchaser granted a waiver of this covenant violation to the Company in the same month of determination. As of December 31, 2018, no changes in accounting or reporting of the Recourse Factoring Agreement was required in response to the covenant violation and subsequent waiver granted, and no impact to the Company’s results of operations, financial position, or cash flows occurred. With the execution of this Recourse Factoring Agreement, Constellium U.S. and Tri-Arrows, as lenders to the Company, agreed to subordinate their loans to the obligations payable to the Factor.

At December 31, 2018, the maximum outstanding accounts receivable that can be sold to the Factor was $25.0 million per the terms of the Recourse Factoring Agreement. The outstanding amounts of receivables sold to the Factor were $24.7 million and $12.7 million at December 31, 2018 and 2017, respectively, which represent amounts still due from the customers to the Purchaser. Control related to these outstanding receivables was not transferred to the Purchaser due to the continuing involvement with the assets, including the Seller’s right to repurchase any uncollected accounts with one-day prior notice. Under the terms of the Recourse Factoring Agreement, the gross amount of the receivables transferred is discounted by an amount based on LIBOR plus 2.75%. As of December 31, 2018, the contract rate was 5.27%.

Accounts receivable sold with recourse under the Recourse Factoring Agreement totaled approximately $295.6 million and $41.9 million during the years ended December 31, 2018 and 2017, respectively. This amount represents the aggregate value of receivables transferred to the Purchasers for cash consideration. No historical experience of uncollectible receivables has occurred since the inception of the agreement, and no liability for possible repurchases was necessary at December 31, 2018.

* Not covered by the auditor’s report	12

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

Discount and other fees incurred during the years ended December 31, 2018 and 2017 under the terms of the Recourse Factoring Agreement totaled $0.6 million and $0.2 million, respectively, and are included in Interest expense in the statements of comprehensive loss.

9.	Debt

Borrowings consisted of the following as of December 31, 2018 and 2017 (in thousands):

	December 31, 2018	December 31, 2017
	Debt Principal Amount	Debt Principal Amount
Constellium U.S. committed loan facility	$142,290	$114,240
Tri-Arrows committed loan facility	136,710	109,760
Capital lease obligations	56,269	63,171

Total debt obligations	335,269	287,171
Less current maturities:
Current portion of capital leases	(11,900)	(6,903)

Total long-term debt	$323,369	$280,268

Loans from Members

The Company’s debt obligations consist of fixed rate committed loan facilities from Constellium U.S. and Tri-Arrows (collectively, the “Issuers”) (“Member Loans”). In accordance with the JV Agreement, the Member Loans were issued to the Company by the parties to the joint venture and include an interest rate of 8.0%, payable in arrears to each of the Issuers on the maturity date for each unpaid draw. On February 8, 2018, the Company and the Issuers amended the agreements to extend the maturity date of the Member Loans to March 31, 2023, with a five year extension thereafter upon written confirmation from the Issuers. Additionally, the annual interest rate on Member Loans was modified to 6.5% of the outstanding principal balance beginning on February 1, 2018. In March and November 2018, the Member Loans were amended to increase the maximum borrowing amount to $270.0 million and $286.0 million, respectively under terms similar to those in effect under the previous facility agreements and amendments. As of December 31, 2018, the Company classified the Member Loans as noncurrent liabilities in the balance sheets.

In certain cases, the Issuers can elect to increase the principal amount of the borrowings for any outstanding interest payments due and not received by the maturity date(s). A quarterly commitment fee of 1% is payable to the Issuers on amounts below the maximum principal amount of borrowings permitted.

The Member Loans were executed by the Issuers and the Company on September 30, 2015 for an initial aggregate draw of $30.0 million, which was subsequently increased to $90.0 million by the end of 2015. The initial draw matured on December 31, 2015; however, the Member Loans were renewed for another year. A one-time non-refundable signing fee was paid in the amount of $450,000 to the Issuers, ratably by the individual amounts loaned. Subsequent principal increases to the committed facilities were facilitated through amendments to the Member Loans, which allowed for additional borrowings by the Company.

During 2016, the Issuers increased the maximum amount of the Member Loans to $164.0 million under the same terms of the previous facility agreements and amendments.

On April 18, 2017 and November 27, 2017, the Member Loans were amended to increase the maximum borrowing amount to $184.0 million and $204.0 million, respectively, under similar terms and conditions. On December 28, 2017, the Issuers agreed to increase the maximum amount of the Member Loans to $224.0 million with a maturity date of March 31, 2018, under terms similar to those in effect under the previous facility agreements and amendments. In March and November 2018, the Member Loans were amended to increase the maximum borrowing amount to $270.0 million and $286.0 million, respectively under terms similar to those in effect under the previous facility agreements and amendments.

* Not covered by the auditor’s report	13

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

As of December 31, 2018, the Company had availability of $7.0 million to borrow under the Member Loans. As of December 31, 2017, the Company had no availability to borrow under the Member Loans, as all committed availability had been drawn.

The effective interest rate on the Member Loans was 6.5% for 2018 and 8.0% for 2017 and 2016, respectively. All outstanding principal will be payable to the Issuers on March 31, 2023, unless the extension option is elected.

Tri-Arrows’ Member Loan was extinguished in full as a result of the CUA Acquisition. Additionally, on January 10, 2019, Constellium U.S.’s Member Loan was repaid in full, and the Company and Constellium entered into various new loan agreements. See Note 14 – Subsequent Events.

Covenants

As of December 31, 2018, the Company was in compliance with all of the covenants related to the Member Loans. Any failure to comply with the covenants could result in an event of default, which if not cured or waived, could have a material adverse effect on the Company’s business, financial condition, and results of operations. Additionally, if one or both of the Issuers become incapable of holding the Member Loans or decide to no longer fund the Company, these events could have a material adverse effect on the Company’s liquidity, financial condition, and results of operations.

The Member Loans were fully and unconditionally guaranteed by Constellium and UACJ at December 31, 2018.

Minimum Principal Payments

Minimum principal payments due on total long-term debt and capital lease obligations as of December 31, 2018 are as follows for the years indicated (in thousands):

2019	$11,900
2020	16,670
2021	17,413
2022	8,239
2023	281,047

Total	$335,269

* Not covered by the auditor’s report	14

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

10.	Leases

The Company leases certain equipment used in its manufacturing and office facility. These leases are designated as either capital or operating leases. Future minimum lease payments as of December 31, 2018 for those leases having an initial or remaining non-cancelable lease term in excess of one year are as follows for the years indicated (in thousands):

	Operating Leases	Capital Leases
2019	$131	$14,739
2020	106	18,783
2021	104	18,567
2022	99	8,606
2023	78	2,076

Total minimum future payments	$518	$62,771

Less: imputed interest		(6,502)
Less: current maturities		(11,900)

Long-term capital lease obligations		$44,369

Mitsubishi Equipment Financing Agreement

On April 29, 2015, the Company entered into a non-cancellable lease agreement with Mitsubishi UFJ Lease & Finance (U.S.A.) Inc. (“Mitsubishi Finance”) for equipment acquired by the Company and ownership of which was transferred to Mitsubishi Finance in exchange for cash consideration equal to the value of the equipment purchased (the “Mitsubishi direct financing agreement”). Rights of ownership were transferred to Mitsubishi Finance at the inception of the lease agreement, but control and certain risks of ownership (e.g., responsibility for taxes, repairs and maintenance costs, risk of loss, etc.) of the leased equipment remained with the Company. The Mitsubishi direct financing agreement was for maximum equipment purchases up to $21.1 million and with an original term of five years upon installation of the equipment. The Company is obligated to repurchase all of the leased equipment on an as-is basis for $1.00 at the end of the lease period. The Mitsubishi direct financing agreement provides for a number of termination events, the occurrence of which would require the Company to return all equipment to Mitsubishi Finance. As of December 31, 2018, the Company was in discussions with Mitsubishi Finance regarding termination and settlement of the lease in connection with the CUA Acquisition. See Note 13 – Related Party Transactions and Note 14 – Subsequent Events.

On January 10, 2019, the Company terminated the Mitsubishi Equipment Financing Agreement. The Company repaid principal and interest due of $11.7 million, termination fees of $0.6 million, and purchased all equipment covered by the lease agreement.

Tokyo Century Equipment Financing Agreement

On March 31, 2016, the Company entered into a non-cancellable lease agreement with Tokyo Century (U.S.A.) Inc. (“Tokyo Century”) for equipment acquired by the Company and ownership of which was transferred to Tokyo Century in exchange for cash consideration equal to the value of the equipment purchased (the “Tokyo Century master lease agreement”). Rights of ownership were transferred to Tokyo Century at the inception of the lease agreement, but control and certain risks of ownership (e.g., responsibility for taxes, repairs and maintenance costs, risk of loss, etc.) of the leased equipment were retained by the Company. Under separate borrowing tranches executed on April 5, 2016 and June 20, 2017, the Company entered into equipment financing leases for $30.0 million and $13.0 million, respectively, with terms of six years upon installation of the equipment (collectively, the “Tokyo Century direct financing agreements”). The terms and conditions of the Tokyo Century master lease agreement were incorporated by reference into the Tokyo Century direct financing agreements. The Company has the option to repurchase all of the leased equipment on an as-is basis for $1.00 for each tranche at the end of the respective lease periods. The Tokyo Century master lease and direct financing agreements provide for a number of termination events, the occurrence of which would require the Company to return all equipment to Tokyo Century. As of December 31, 2018, the Company was in discussions with Tokyo Century regarding termination and settlement of the lease in connection with the CUA Acquisition. See Note 13 – Related Party Transactions and Note 14 – Subsequent Events.

On January 10, 2019, the Company terminated the Tokyo Century Equipment Financing Agreement. The Company repaid principal and interest due of $37.9 million, termination fees of $4.7 million, and purchased all equipment covered by the lease agreement.

* Not covered by the auditor’s report	15

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

Sumitomo Equipment Financing Agreement

On February 28, 2017, the Company entered into a non-cancellable lease agreement with Sumitomo Mitsui Finance and Leasing Company Limited (“Sumitomo”), an affiliate and subsidiary of Sumitomo Corporation as well as a related party of the Company (see Notes 1 and 13 ), for equipment acquired by the Company and ownership of which was transferred to Sumitomo in exchange for cash consideration equal to the value of the equipment purchased (the “Sumitomo direct financing agreement”). Rights of ownership were transferred to Sumitomo at the inception of the lease agreement, but control and certain risks of ownership (e.g., responsibility for taxes, repairs and maintenance costs, risk of loss, etc.) of the leased equipment were retained by the Company. The Sumitomo direct financing agreement was for equipment purchases of $8.0 million and had a term of six years. The Company has the option to repurchase all of the leased equipment on an as-is basis for $1.00 at the end of the lease period. The Sumitomo direct financing agreement provides for a number of termination events, the occurrence of which would require the Company to return all equipment to Sumitomo. As of December 31, 2018, the Company was in discussions with Sumitomo regarding termination and settlement of the lease in connection with the CUA Acquisition. See Note 13 – Related Party Transactions and Note 14 – Subsequent Events.

On January 10, 2019, the Company terminated the Sumitomo Equipment Financing Agreement. The Company repaid principal and interest due of $6.8 million, termination fees of $1.1 million, and purchased all equipment covered by the lease agreement.

Operating Leases

Rent expense under operating leases, including short-term rentals, is included in both Cost of sales and Selling, general and administrative expenses in the statements of comprehensive loss for the years ended December 31, 2018, 2017 and 2016 as follows (in thousands):

	Years Ended December 31,
	2018	2017	2016
Cost of sales	$188	$9	$90
Selling, general, and administrative expenses	90	107	33

Total rent expense	$278	$116	$123

11.	Commitments and Contingencies

Commitments

Capital expenditure and purchase commitments

As of December 31, 2018, the Company had future commitments for purchases of capital equipment of $0.2 million and commitments for unconditional product purchases of approximately 47.9 million pounds of aluminum.

Contingencies

Future environmental regulations, including those under the Clean Air Act and Clean Water Act, or more aggressive enforcement of existing regulations, may result in stricter compliance requirements for the Company and for the aluminum industry in general.

At December 31, 2018, the Company had no events or circumstances that required material provisions to be recorded. During 2018, the Company entered into discussions with another party about various legal matters during which both parties requested payment from the other due to estimated losses. The Company is in continued discussions with the other party and because there are offsetting amounts, a reasonable estimate of a potential loss provision was not reliably possible at December 31, 2018. In addition, the Company has evaluated the matter and does not believe it is probable that a loss or present obligation has been incurred in connection with the other party’s assertion. Accordingly, the Company has not recorded a loss or related liability for this contingency in the Statement of Comprehensive Loss or Balance Sheet.

* Not covered by the auditor’s report	16

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

The Company is a party from time to time in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Standby Letters of Credit

The Company provides certain third parties with irrevocable letters of credit in the normal course of business to secure its obligations to pay or perform pursuant to the requirements of an underlying agreement or the provision of goods and services. These standby letters of credit are cancelable only at the option of the beneficiary who is authorized to draw drafts on the issuing bank up to the face amount of the standby letter of credit in accordance with its terms. At December 31, 2018 and 2017, the Company had letters of credit of $2.1 million and $0.8 million, respectively, for which no draws were outstanding. These letters of credit supported incentive grants received by the Company and are contingent on the Company meeting certain equity requirements and employment thresholds. The standby letters of credit renew annually.

12.	Capital Contributions and Related Matters

On January 10, 2019, Constellium acquired Tri-Arrows’ 49% ownership interest in the Company, pursuant to which the Company became a wholly-owned subsidiary of Constellium. See Note 14 – Subsequent Events.

In accordance with the JV Agreement in force at December 31, 2018, Constellium U.S. and Tri-Arrows are required to maintain the proportionate agreed upon ownership percentages in the Company of 51% and 49%, respectively, through equity cash contributions and loans. Any future contributed capital or additional Member Loans will require a corresponding transaction from the other partner in the joint venture to maintain this structure.

In December 2014, Constellium U.S. and Tri-Arrows contributed $25.5 million and $24.5 million, respectively, of cash to capitalize the Company. In February and March 2015, Constellium U.S. made cash contributions to the Company totaling $5.1 million in each month, and Tri-Arrows contributed $4.9 million of cash to the Company in each of these months as well. The aggregate of these equity infusions constitutes Contributed capital on the balance sheets.

13.	Related Party Transactions

Constellium Hedging Program

The Company transitioned the execution of substantially all of its hedging activity to Constellium Switzerland AG, a wholly-owned subsidiary of Constellium N.V., during 2018. All of the Company’s derivative instruments at December 31, 2018 are administered through Constellium N.V.’s global hedging program. The fair value of outstanding derivative contracts is presented in Accrued expenses and other current liabilities in the balance sheets. Gains and losses (both realized and unrealized) are included in Loss on derivative instruments, net in the statements of comprehensive loss.

Net amounts outstanding and due to Constellium Switzerland AG related to the derivative purchase and settlement activity described above was $0.7 million as of December 31, 2018. This amount is included in Accrued expenses and other current liabilities at December 31, 2018.

Purchase and Services Agreements

On September 15, 2016, Tri-Arrows, UACJ, Wise Alloys LLC, and Constellium Neuf-Brisach SAS (the two latter companies are indirect wholly-owned subsidiaries of Constellium) executed a metal supply agreement with the Company to purchase cold rolled coils for auto body sheet products (the “Metal Supply Agreement”). The Metal Supply Agreement is effective for a term of 15 years. On February 8, 2018, the Company, Tri-Arrows, UACJ, Constellium Muscle Shoals LLC (formerly known as Wise Alloys LLC), and Constellium Neuf Brisach SAS agreed to amend the Metal Supply Agreement. Effective retroactively to January 1, 2018, the amendment changes the metal and conversion pricing formula and extends the payment terms under the Metal Supply Agreement. Additionally, a review of the new conversion price and payment terms for purchased materials shall be performed to determine the applicable provisions to be effective after January 1, 2020. The original 15-year term of the agreement remains unchanged.

* Not covered by the auditor’s report	17

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

The Company procures raw materials and certain support services from Constellium and its subsidiaries. During the years ended December 31, 2018, 2017 and 2016, the Company had related party purchases from Constellium of $108.4 million, $86.9 million and $18.8 million, respectively, included in Inventories in the balance sheets and, when consumed, in Cost of sales in the statements of comprehensive loss. As of December 31, 2018, and 2017, outstanding related party accounts payable balances due to Constellium totaled $50.2 million and $19.0 million, respectively, which are included in Accounts payable in the balance sheets.

The Company procures raw materials and certain support services from UACJ and its affiliated companies. During the years ended December 31, 2018, 2017 and 2016, the Company had related party purchases from UACJ and its affiliated companies of $73.6 million, $108.7 million and $26.3 million, respectively, included in Inventories in the balance sheets and, when consumed, in Cost of sales in the statements of comprehensive loss. As of December 31, 2018, and 2017, outstanding related party accounts payable balances due to UACJ totaled $30.9 million and $2.1 million, respectively, which are included in Accounts payable in the balance sheets. Amounts outstanding as of the date of the CUA Acquisition will be settled in the ordinary course of business.

During the year ended December 31, 2018 and 2017, the Company also incurred $0.9 million, respectively, in leasing costs related to its lease agreement with Sumitomo.

The Company sells aluminum scrap to Constellium and Tri-Arrows as a means of disposition of unusable materials resulting from the normal manufacturing process and damaged or returned products without an alternative best use. On February 8, 2018, the parties to the joint venture amended the joint venture agreement to define terms for the sale of aluminum scrap by the Company to Constellium and Tri-Arrows. The amendment, which is effective as of January 1, 2018, outlines pricing and payment terms for the sale of scrap for an initial term of two years. Constellium Muscle Shoals LLC and Tri-Arrows possess a right of first refusal to purchase any scrap material produced by the Company during the manufacture of BiW products. The Company is allowed to sell aluminum scrap to a third party willing to pay a price greater than the stated price in the amendment if Constellium Muscle Shoals LLC and Tri-Arrows elect not to match the third party offer.

The Company sold $23.6 million of aluminum scrap to Constellium during 2018, which are included as a reduction to Cost of sales in the statements of comprehensive loss. There were no scrap sales to Constellium in 2017 and 2016. As of December 31, 2018, accounts receivable balances due from Constellium for scrap sold totaled $4.1 million, which are included in Accounts receivable in the balance sheets. The Company sold $31.5 million, $30.6 million and $9.3 million of aluminum scrap to Tri-Arrows during 2018, 2017 and 2016, respectively, included as a reduction to Cost of sales in the statements of comprehensive loss. As of December 31, 2018, and 2017, accounts receivable balances due from Tri-Arrows for scrap sold totaled $4.4 million and $2.4 million, respectively, which are included in Accounts receivable in the balance sheets.

14.	Subsequent Events

The Company has evaluated subsequent events through February 20, 2019, the date that these financial statements were available to be issued.

On December 11, 2018, Constellium, Constellium U.S., UACJ, and Tri-Arrows entered into an agreement for the purchase and transference of all interests held by Tri-Arrows to Constellium U.S. (the “Member Interest Purchase Agreement” or “MIPA”). On January 10, 2019, Constellium completed the acquisition of Tri-Arrows’ 49% ownership interest in the Company, pursuant to which the Company became a wholly-owned subsidiary of Constellium and changed its name to Constellium Bowling Green LLC. The consideration transferred in exchange for the ownership interest was $100.0 million in cash and the assumption of Tri-Arrows’ portion of the Member Loans and Tri-Arrows’ share of other outstanding debt. Amounts outstanding under the Tri-Arrow’s Member Loan in excess of $100.0 million were contributed to the Company as a capital contribution prior to and contingent upon the close of the CUA Acquisition.

On January 10, 2019, Constellium and the Company entered into a term loan agreement (the “Term Loan Agreement”) in the principal amount of $142.5 million, the proceeds of which were used to refinance all obligations outstanding under the Constellium U.S.’s Member Loan. The Term Loan has an effective annual interest rate of 6.5% and a maturity date of January 10, 2024.

* Not covered by the auditor’s report	18

CONSTELLIUM-UACJ ABS LLC

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018*, 2017 and 2016*

On January 10, 2019, Constellium and the Company entered into an intergroup loan agreement (the “Intergroup Loan Agreement”) in the principal amount of $63.0 million to finance the Company’s general corporate and business activities. The Intergroup Loan Agreement has a maturity date of April 10, 2019, and bears interest at the 3-month LIBOR USD rate plus 2.5%.

On January 10, 2019, Constellium and the Company entered into a revolving credit facility for drawdowns up to a maximum aggregate outstanding principal amount of $20.0 million at any one time for the purpose of meeting the Company’s general financing requirements. The revolving credit facility matures on January 10, 2020 and may be extended by successive one year periods unless otherwise terminated under the terms of the agreement. The facility bears interest at the 3-month LIBOR USD rate plus 2.35%.

On January 10, 2019, Tri-Arrows and the Company executed a new metal supply agreement to purchase cold rolled coils for auto body sheet products (the “New Metal Supply Agreement”). The New Metal Supply Agreement shall continue in effect through December 31, 2023.

In January 2019, the Company terminated and repaid all outstanding amounts related to the Mitsubishi Direct Financing Agreement, the Tokyo Century Direct Financing Agreements, and the Sumitomo Direct Financing Agreement. See NOTE 10 – Leases for details.

* Not covered by the auditor’s report	19